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                                    ATER WYNNE LLP
                            222 S.W. Columbia, Suite 1800
                               Portland, Oregon  97201
                              Telephone: (503) 226-1191

                                    August 6, 1998



Board of Directors
AntiVirals Inc.
One S.W. Columbia, Suite 1105
Portland, OR    97258


Gentlemen:

     You have requested our opinion with respect to certain matters in connection with the filing by AntiVirals Inc. (the "Company") of a Registration Statement on Form S-4 (Registration Statement No. ________________) (the "Registration Statement") with the Securities and Exchange Commission (the "SEC"), relating to the issuance of up to 2,292,661 shares of Company's Common Stock, .0001 par value (the "Common Stock") and up to 2,275,659 warrants for the purchase of one share of Common Stock (the "Warrants") to the shareholders of ImmunoTherapy Corporation ("ImmunoTherapy") in exchange for shares of capital stock of ImmunoTherapy upon consummation of the merger of ImmunoTherapy with and into AntiVirals Acquisition Corporation, a wholly-owned subsidiary of the Company.

     In connection with this opinion, we have examined and relied upon the Registration Statement, the Company's Third Restated Articles of Incorporation and Bylaws, and the originals or copies certified to our satisfaction, of such records, documents, certificates, memorandums, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock and Warrants, when issued in accordance with the terms and conditions of (i) that certain Agreement and Plan of Reorganization and Merger, dated as of February 2, 1998, by and among the Company, AntiVirals Acquisition Corporation and ImmunoTherapy Corporation, as amended; (ii) the Registration Statement; and (iii) the Prospectus/Proxy Statement which is a part of the Registration Statement, will be validly issued, fully paid, and nonassessable.

     We consent to the reference to our firm under the caption "Legal Opinion" in the Registration Statement and the Prospectus/Proxy Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required to be filed pursuant to Section 7 of the Securities Act of 1933, as amended, or the rules thereunder.


                                        Very truly yours,


                                        /s/ Ater Wynne LLP

                                        Ater Wynne LLP